EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NICKLEBYS.COM, INC. COMPLETES MERGER, NAME CHANGE AND
REINCORPORATES IN DELAWARE AS FIIC HOLDINGS, INC. (OTCBB: FIIH.OB)

COLUMBUS, Ohio - March 2, 2006 - Nicklebys.com, Inc. announced today that it has completed a merger with privately-held FIIC, Inc., an organizational stage company, headquartered in Columbus, Ohio, in the process of establishing itself as an insurance holding company. In connection with the merger, Nicklebys.com, Inc. also reincorporated from Colorado to Delaware and changed its name to FIIC Holdings, Inc. (OTCBB: FIIH.OB). Upon close of the Merger, the former officers and directors of FIIC, Inc. took over management and the board of FIIC Holdings, Inc.

The transaction was completed by the merger of a wholly-owned subsidiary of Nicklebys.com, Inc. with and into FIIC, Inc., with FIIC, Inc. as the surviving corporation and a wholly-owned operating subsidiary of Nicklebys.com, Inc. As consideration for the merger, Nicklebys.com, Inc. issued shares of its common stock on a one-for-one basis in exchange for 100% of the issued and outstanding shares of FIIC, Inc. common stock, and assumed all outstanding options and warrants to purchase shares of FIIC, Inc. common stock and outstanding notes convertible into shares of FIIC common stock on the same terms and conditions as previously issued by FIIC, Inc.

As a result, the company now has outstanding approximately 13,866,983 shares of common stock, and the former securityholders of Nicklebys.com, Inc. now own approximately 6.3% of the combined company on a fully diluted basis. Nicklebys.com, Inc. has ceased all of its prior business operations and has adopted and implemented FIIC, Inc.’s business plan. As a result of the change of name from Nicklebys.com, Inc. to FIIC Holdings, Inc., the company has received a new ticker symbol, FIIH.OB.

“We are excited about the closing of the merger with Nicklebys and becoming a public insurance holding company,” said James W. France, Jr., President and CEO of FIIC Holdings, Inc. “The closing of the merger will allow us to now focus on the formation and launch of our insurance entities, leading to the introduction of a new line of financial insurance products for investors.”

About FIIC Holdings, Inc.

FIIC Holdings, Inc. is an organizational stage company in the process of establishing itself as an insurance holding company. To conduct its business, FIIC intends to form and capitalize three operating subsidiaries, including a Risk Retention Group to write insurance policies, an Agency Captive insurance company to provide reinsurance, and a Master Group Agency providing operations services to the other two subsidiaries. FIIC has an exclusive license to access and use a proprietary set of underwriting data and standards, known as the FIIC Underwriting Data and Standards, and an associated web-based interface, collectively known as the FIIC Database Content and Technology. Through the planned insurance subsidiaries, FIIC intends to use this proprietary information and technology to underwrite a new form of insurance policy, designated as an Investor Protection policy, designed and intended to bolster investment in new and growing businesses by insuring businesses, which will then name their investors as beneficiaries, against certain kinds of business failure. FIIC’s objective is to provide a stable investment environment for small business investors through the strict application of its underwriting criteria.

Forward Looking Safe Harbor Statement:

This press release contains forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C., 20549 at prescribed rates. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

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